T H I R D F I S C A L Q U A R T E R 2 0 2 4 Affirm Shareholder Letter

Max Levchin

FOUNDER AND CEO

Fellow Affirm shareholders,

We delivered another set of excellent results in our third fiscal quarter. In the parlance of our times, we *slayed*.

Gross Merchandise Volume ("GMV")	Revenue	Revenue Less Transaction Costs[1]	Operating Income	Adj. Operating Income[1]
$6.3B	**$576M**	**$231M**	**($161M)**	**$79M**
+36%	+51%	+38%	+$149M	+$85M

All comparisons on a year-over-year basis

Our mission remains as important to us – and as relevant to our merchant partners and our consumers – as it has been since day zero, and we feel quite comfortable executing in the current economic and interest rate environment.

This is the fourth consecutive quarter of accelerating GMV growth for Affirm. Credit performance was stable and yield outperformed our expectations, which we see as an opportunity to modestly increase risk exposure by offering credit to more consumers, but as always, we remain firmly in control of credit outcomes. Funding capacity increased slightly quarter over quarter.

We focused on improving our core products this quarter; just a few highlights:

- **Purchasing Power** is a popular feature of our app that helps shoppers plan considered purchases with the knowledge of what they can responsibly spend with Affirm at various merchants and on what terms. We created an embeddable version of Purchasing Power for our point-of-sale integrations, and brought it to a group of our enterprise partners this quarter, driving meaningful GMV growth via improved end-to-end checkout conversion. We are excited to bring embedded Purchasing Power to more integrated points of sale.

- **Affirm-built AI assistant** has been in the works for a while, and this quarter we tested it out in our customer support chat. Although consumers can always speak with a human customer service rep, over 60% of customers served by the AI assistant did not require further human assistance: wave of the future, 100% electronic. We are encouraged by these early results, and we do not expect a material increase in expenses as we train this and other AI models.

[1] Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

affirm FQ3'24 Shareholder Letter 2

● Adaptive Checkout, the primary consumer interface to Affirm, generates an extraordinary amount of unique data about consumers’ financial preferences. Together with repayment trends, it is predominantly used to improve our underwriting: indeed, the latest point-of-sale model update rolled out in the quarter. But another, subtler use case is to predict and recommend the terms optimal for the consumers’ financial needs and abilities within Adaptive Checkout, a benefit for both Affirm and our borrowers. ● Affirm Card is a key area, and its metrics continue to look very strong. Shortly after the end of the fiscal third quarter, active cardholders crossed one million, and the most recent user cohorts are transacting consistently as we continue to capture more average annual spend and unlock new usage categories and spending modalities. Financial product mix remained relatively constant on the card, and key categories that Affirm has historically not addressed (restaurants, home improvement, groceries, fuel, etc.) are about 20% of all of Card spend. This is the part of this note where I thank the team for the great work they do... but something happened a few days ago that changed this tried and true approach. Several members of our team visited a partner’s retail location, to use our product, observe shoppers, and speak with employees, who are often called upon to explain Affirm to would-be first-time users. The young store associate we chatted up gushed about the simplicity and sense of control of our product, as she told us that she (and her mother!) are frequent Affirm users, both in-store and online. “Recommend it to everyone” – she said – “I love Affirm! It’s so much better than any of those other ones! Thank you, thank you guys for inventing it!” As we walked out, one of the Affirmers present, turned to the entire exec team beaming with pride, and said, “...And this is why we do what we do!” She is right, and that is the gratitude that matters far more than mine. I am not aware of many financial products that elicit this kind of emotional response, and as someone who chats up many of our consumers, I can report that this is a very, very common reaction. Our consumers love Affirm. We are deeply grateful for and are energized by their support, and cannot wait to deliver a few more amazing products and services in the coming weeks and months for them – and for the merchants where they shop. Onward, Max FQ3’24 Shareholder Letter 3

FQ3'24 Operating Highlights

Gross Merchandise Volume (GMV) grew 36% year over year to $6.3 billion, accelerating for a fourth consecutive quarter. GMV from our top five merchants and platform partners collectively grew faster than the business overall.

GMV growth was diversified across categories and products, with all categories except sporting goods and outdoor growing year over year. The general merchandise category grew 49% year over year and was both the largest category and most substantial contributor to our overall growth rate. Travel and ticketing was also an important driver, growing 35% year over year. Finally, categories such as electronics and home/lifestyle that underperformed as the pandemic receded were growth contributors during the quarter.

Direct-to-Consumer GMV (D2C GMV) grew 49% year over year to $1.6 billion. Within D2C, Affirm Card generated $374 million in GMV, up from $18 million during FQ3'23, and down slightly from $397 million during FQ2'24, which was consistent with expectations given the seasonally strong holiday shopping season in the December quarter.



2,000
1,500
1,000
500
$ million GMV
FQ3'22
FQ4'22
FQ1'23
FQ2'23
FQ3'23
FQ4'23
FQ1'24
FQ2'24
FQ3'24
Affirm Card
Affirm Marketplace

Active cardholder count grew more than 30% quarter over quarter in FQ3'24. Additionally, recent cohorts of Affirm Card users are trending towards slightly higher annual spend than user cohorts from FY'23, demonstrating improved customer engagement as we expanded access to the product.

Underlying Card product mix remained similar to prior quarters, though Pay Now became an increasingly important product and accounted for nearly 10% of Card GMV during FQ3'24, up from 5% during FQ1'24, as consumers have increasingly used the Card for smaller-ticket, everyday purchases.

Active consumers increased 13% year over year to 18.1 million as of March 31, 2024. Excluding the discontinued Returnly business, active consumer count grew 18% year over year. **Active merchant count** increased 19% year over year to 292,000 as of March 31, 2024.



affirm FQ3'24 Shareholder Letter 4

FQ3’24 Shareholder Letter 5 Total Revenue 9.2% 14% Adj. Operating Income 3.7% RLTC Total Revenue grew 51% year over year to $576 million, with Revenue as a percentage of GMV increasing to 9.2%, compared to 8.2% in FQ3’23. The increase in Revenue as a percentage of GMV was entirely driven by a 120 basis point increase in interest income as a percentage of GMV. This higher interest income contribution reflected a higher loans held for investment balance and the success of pricing initiatives that we implemented in FY’23 and FH1’24. Due to a combination of product and merchant mix shifts, network revenue, gain on sales of loans, and servicing income were minor headwinds to Revenue as a percentage of GMV. Revenue & RLTC +100 basis points +15 percentage points+10 basis points Operating Income +53 percentage points (28%) FQ3’24 Financial Highlights As a percentage of GMV As a percentage of Revenue Revenue Less Transaction Costs (“RLTC”) grew 38% year over year to $231 million, with RLTC as a percentage of GMV increasing slightly to 3.7% compared to 3.6% in FQ3’23. The aforementioned increase in Revenue as a percentage of GMV enabled us to offset transaction costs, which increased by approximately 90 basis points as a percentage of GMV. As a result, we continue to expect that our RLTC as a percentage of GMV will remain within our 3 to 4% long-term target range, even in the current interest rate environment. *Other transaction costs include processing and servicing expense and loss on loan purchase commitment All comparisons on a year-over-year basis *Other revenue includes gain on sales of loans and servicing income Year-over-Year Change in Revenue as a % of GMV Year-over-Year Change in RLTC as a % of GMV

Increased $85 million year over year to $79 million, compared to a ($6) million Adjusted Operating Loss in FQ3’23. Adjusted Operating Income as a percentage of Revenue, or Adjusted Operating Margin, was 14% during the period compared to (2%) during FQ3’23. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, and other items. Approximately 75% of the year-over-year increase in adjusted operating income was due to the increase in RLTC. Non-GAAP other operating expenses also declined $22 million, or 13%, driven primarily by a decline in non-GAAP technology and data analytics expenses. Adjusted Operating Income Improved $149 million to a ($161) million operating loss, compared to a ($310) million loss in FQ3’23. Operating Income as a percentage of revenue, or Operating Margin, was (28%) in the period, compared to (81%) during FQ3’23. Of the $161 million loss, $112 million was attributable to enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners. The $149 million improvement in Operating Income was driven by an $85 million year-over-year reduction in operating expenses excluding transaction costs and a $64 million increase in RLTC. Operating expenses declined in part due to the restructuring program announced in February 2023 and the realization of savings from several operational efficiency efforts. The largest decline was in technology and data analytics expense, which declined $37 million year over year as we reduced infrastructure expenses in absolute terms while growing GMV. Additionally, sales and marketing and general and administrative expenses collectively declined by $19 million year over year, with the reduction split almost evenly between the two expense categories. Operating Income Increasing funding costs and provision for credit losses contributed approximately 30 and 50 basis points, respectively, to transaction costs as a percentage of GMV. These higher transaction costs were attributable to a higher benchmark interest rate environment, as well as the growth in loans held for investment and increase in allowance rate. Although average cost of funds increased on a year-over-year basis, they remained stable in FQ3 as compared to FQ2’24. We believe the majority of our funding debt has absorbed the year-over-year increase in the federal funds rate, which gives us further confidence in our 3 to 4% long-term RLTC as a percentage of GMV target range. FQ3’24 Shareholder Letter 6 Cost of funds defined as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period Average Cost of Funds

Link to charts https://www.figma.com/file/AevKTajtkGCyZHkIL sdJcr/Shareholder-Letter-Template?type=desig n&node-id=17-2834&mode=design&t=yaUjR0He HcynGLIl-0 FQ3’24 Shareholder Letter 7 30+ day delinquencies excluding Pay in 4 and Peloton loans declined slightly both year over year and compared to FQ2’24. In line with normal seasonal behavior, delinquencies may increase in the coming two quarters due to the end of the U.S. tax return season. Credit Quality Cumulative Net Charge-offs by Origination Vintage: Monthly Installment Loans (Ex-Peloton) Recent monthly installment loan cohorts are continuing to perform in-line with, or better than, historical cohorts that originated prior to the Covid pandemic on the basis of cumulative charge-offs as a percentage of GMV. Ongoing improvements in our underwriting process have enabled us to deliver substantial reductions in charge-off rates for Pay in 4 loans, with loss rates as a percentage of GMV tracking to less than 1% in fiscal 2024. Cumulative Net Charge-offs by Origination Vintage: Pay in 4 Loans Monthly Installment Loans Ex-Peloton from FQ1’18 through FQ1’24; dotted gray lines indicate pandemic-era cohorts (FQ3’20 through FQ4’21), solid gray lines indicate all other cohorts Year-over-Year Comparison: Monthly Installment Loan 30+ Day Delinquency Rate (Ex-Peloton)

Funding Capacity increased to $15.6 billion at the end of FQ3’24, up slightly from $15.5 billion at the end of FQ2’24, marking the fifth consecutive quarter that funding capacity increased. Overall, we continue to have healthy discussions with both existing and prospective funders across all of our funding channels. We continued to execute in the ABS market, issuing $500 million in our 2024-A revolving ABS transaction. Consistent with our other recent transactions, the issuance was upsized and significantly oversubscribed. Since FQ3’23, each of our ABS transactions were completed at lower overall cost of funds and higher advance rates than prior comparable transactions, a trend that continued subsequent to quarter end with the pricing of our $635M 2024-X1 transaction in April. Following the expected close of the X1 transaction, our fiscal year to date issuance will be $2.6 billion. This represents our highest fiscal year issuance to date as our ABS program has continued to evolve and scale with more than 120 unique institutional buyers since the program’s inception. Link to charts https://www.figma.com/file/AevKTajtkGCyZHkIL sdJcr/Shareholder-Letter-Template?type=desig n&node-id=17-2834&mode=design&t=yaUjR0He HcynGLIl-0 +$4.2B Year-over-year increase in funding capacity FQ3’24 Shareholder Letter 8 Capital and Funding Update >$2.6B Fiscal year to date ABS issuance upon closing of 2024-X1 >120 Unique ABS investors since program inception Capital Allocation and Liquidity At the end of March, we had $2.1 billion in total liquidity split between cash and securities available for sale, similar to our total liquidity at the end of December. Against this amount, we had $1.4 billion in convertible debt. As previously announced, in December 2023 the Affirm board of directors authorized the repurchase of up to $800 million in aggregate principal amount of our outstanding convertible debt during calendar year 2024. As of May 1, 2024, we repurchased approximately $77 million in face value of our convertible debt for $63 million in cash, resulting in a gain on repurchase of $13 million under this authorization. Following these repurchases, $723 million remains under the December repurchase authorization. Subject to market conditions, we will continue to evaluate opportunities to optimize the debt capital structure and proactively manage long-term liabilities. We may consider various approaches to execute any future convertible note repurchases. This could include open market purchases, privately negotiated purchases, purchase plans under Rule 10b5-1, or through a combination thereof.

FQ3’24 Shareholder Letter 9 2A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future. Revenue Transaction Costs Revenue Less Transaction Costs Adjusted Operating Margin2 Weighted Average Shares Outstanding GMV Fiscal Q4 2024 $335 to $345 million Funding ● Equity Capital Required (“ECR”) as a percentage of Total Platform Portfolio (“ECR Ratio”) is expected to remain near FQ3’24 levels. ● Based upon the current forward interest rate curve which is embedded in our outlook, the year-over-year change from higher benchmark interest rates will diminish during the remainder of the fiscal year. Revenue and transaction costs ● The substantial majority of the benefit from our pricing initiatives will be realized by the end of fiscal year 2024. $585 to $605 million $250 to $260 million 15 to 17 percent 316 million Assumptions embedded within the outlook Financial Outlook Product and Go-to-Market Initiatives ● Affirm Money Account, the business-to-business (B2B) product, and international growth outside of North America are not expected to be material contributors during fiscal year 2024. $6.75 to $6.95 billion

About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network — one based on trust, transparency and putting people first — we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we show consumers exactly what they will pay up front, never increase that amount, and never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Affirm will host a conference call and webcast to discuss third fiscal quarter 2024 financial results on May 8, 2024, at 8:30 am ET. Hosting the call will be Max Levchin, Founder and Chief Executive Officer, and Michael Linford, Chief Financial Officer. The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call. Conference Call Affirm will be attending the following upcoming investment conferences: Upcoming Investor Conferences Barclays Emerging Payments and FinTech Forum May 15, 2024 J.P. Morgan Global Technology, Media, and Communications Conference May 21, 2024 Boston, MA 10FQ3’24 Shareholder Letter New York, NY Bank of America Global Technology Conference June 6, 2024 San Francisco, CA

Three Months Ended March 31, 2024 2023 (in millions, except GMV and percent data) (unaudited) GMV (in billions) $ 6.3 $ 4.6 Total Transactions (count) 21.5 14.4 Total Revenue, net $ 576.2 $ 381.0 Total Revenue as a % of GMV 9.2% 8.2 % Transaction Costs (Non-GAAP) $ 345.2 $ 214.1 Transaction Costs as a % of GMV 5.5% 4.6 % Revenue Less Transaction Costs (Non-GAAP) $ 230.9 $ 166.9 Revenue Less Transaction Costs as a % of GMV (Non-GAAP) 3.7% 3.6 % Operating Loss $ (160.8) $ (310.0) Operating Margin (27.9) % (81.4) % Adjusted Operating Income (Loss) (Non-GAAP) $ 78.5 $ (6.4) Adjusted Operating Margin (Non-GAAP) 13.6% (1.7) % Net Loss $ (133.9) $ (205.7) Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators March 31, 2024 June 30, 2023 March 31, 2023 (unaudited) Active Consumers (in millions) 18.1 16.5 16.0 Transactions per Active Consumer 4.6 3.9 3.6 Active Merchants (in thousands) 292.3 254.1 245.7 Total Platform Portfolio (Non-GAAP) (in billions) $ 10.4 $ 8.7 $ 8.2 Equity Capital Required (Non-GAAP) (in millions) $ 607.4 $ 472.6 $ 472.7 Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP) 5.9% 5.4% 5.8 % Allowance for Credit Losses as a % of Loans Held for Investment 5.3% 4.6% 4.7 % FQ3’24 Shareholder Letter 11

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who engages in at least one transaction on its platform during the 12 months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the 12 months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. Adjusted Operating Income (Loss) - The Company defines adjusted operating income (loss) as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income (loss) is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. FQ3’24 Shareholder Letter 12

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”) - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance. Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. FQ3’24 Shareholder Letter 13

Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which has a contractual point-of-sale relationship with Affirm or a platform partner, and engages in at least one Affirm transaction during the 12 months prior to the measurement date. The Company believes that active merchants is a useful performance indicator to both the Company and investors because it measures the reach of the Company's network. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Average Asset Yield - The Company defines average asset yield as the annualized interest income on unpaid principal balance, divided by the average of loans held for investment during the period. The Company believes that average asset yield is a useful indicator of annualized yield on loans from interest income paid by consumers. Average Cost of Funds - The Company defines average cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. FQ3’24 Shareholder Letter 14

Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non-GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: ● Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; ● Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and ● Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. FQ3’24 Shareholder Letter 15

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s strategy and future operations, including the Company's partnerships with certain key merchants and commerce platforms as well as its engagement with existing and prospective originating bank partners; the development, innovation, introduction and performance of, and demand for, the Company’s products, including Affirm Card; the Company’s ability to execute on its initiatives; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchants and consumers; the Company’s future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company’s industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s need to attract additional merchants, partners and consumers and retain and grow its relationships with existing merchants, partners and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and engage additional originating bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of inflation, ongoing recessionary concerns, the potential for more instability of financial institutions, the financial performance of its merchants, and fluctuations in the U.S. consumer credit market; its ability to achieve sustained profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment; the impact of the reduction in its workforce announced in February 2023, including its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. FQ3’24 Shareholder Letter 16

March 31, 2024 June 30, 2023 Assets Cash and cash equivalents $ 1,272,760 $ 892,027 Restricted cash 346,931 367,917 Securities available for sale at fair value 781,402 1,174,653 Loans held for sale 127 76 Loans held for investment 5,461,407 4,402,962 Allowance for credit losses (289,088) (204,531) Loans held for investment, net 5,172,319 4,198,431 Accounts receivable, net 293,388 199,085 Property, equipment and software, net 401,535 290,135 Goodwill 535,818 542,571 Intangible assets 15,288 34,434 Commercial agreement assets 118,703 177,672 Other assets 263,155 278,614 Total assets $ 9,201,426 $ 8,155,615 Liabilities and stockholders’ equity Liabilities: Accounts payable $ 35,224 $ 28,602 Payable to third-party loan owners 129,730 53,852 Accrued interest payable 22,816 13,498 Accrued expenses and other liabilities 150,162 180,883 Convertible senior notes, net 1,385,891 1,414,208 Notes issued by securitization trusts 3,240,871 2,165,577 Funding debt 1,613,272 1,764,812 Total liabilities 6,577,966 5,621,432 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 263,249,743 shares issued and outstanding as of March 31, 2024; 3,030,000,000 shares authorized, 237,230,381 shares issued and outstanding as of June 30, 2023 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 45,288,458 shares issued and outstanding as of March 31, 2024; 140,000,000 shares authorized, 59,615,836 shares issued and outstanding as of June 30, 2023 1 1 Additional paid in capital 5,704,626 5,140,850 Accumulated deficit (3,063,868) (2,591,247) Accumulated other comprehensive loss (17,301) (15,423) Total stockholders’ equity 2,623,460 2,534,183 Total liabilities and stockholders’ equity $ 9,201,426 $ 8,155,615 AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) 17FQ3’24 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited) (in thousands, except share and per share amounts) Three Months Ended March 31, 2024 2023 Revenue Merchant network revenue $ 159,292 $ 119,013 Card network revenue 35,676 29,469 Total network revenue 194,968 148,482 Interest income 315,712 178,270 Gain on sales of loans 40,183 32,813 Servicing income 25,294 21,413 Total revenue, net 576,157 380,978 Operating expenses Loss on loan purchase commitment 44,143 31,224 Provision for credit losses 122,443 66,438 Funding costs 90,449 51,188 Processing and servicing 88,209 65,229 Technology and data analytics 124,828 161,792 Sales and marketing 132,950 140,942 General and administrative 128,721 139,266 Restructuring and other 5,203 34,934 Total operating expenses 736,946 691,013 Operating loss $ (160,789) $ (310,035) Other income, net 27,743 103,522 Loss before income taxes $ (133,046) $ (206,513) Income tax (benefit) expense 890 (836) Net loss $ (133,936) $ (205,677) Other comprehensive income (loss) Foreign currency translation adjustments $ (10,879) $ 31 Unrealized gain (loss) on securities available for sale, net (30) 4,520 Gain (loss) on cash flow hedges 750 (257) Net other comprehensive income (loss) (10,159) 4,294 Comprehensive loss $ (144,095) $ (201,383) Per share data: Net loss per share attributable to common stockholders for Class A and Class B Basic $ (0.43) $ (0.69) Diluted $ (0.43) $ (0.69) Weighted average common shares outstanding Basic 312,626,728 297,204,715 Diluted 312,626,728 297,204,715 Three Months Ended March 31, 2024 2023 General and administrative $ 51,947 $ 54,789 Technology and data analytics 21,105 45,040 Sales and marketing 3,858 5,840 Processing and servicing 165 1,120 Total stock-based compensation in operating expenses $ 77,075 $ 106,789 The following table presents the components and classification of stock-based compensation (in thousands): FQ3’24 Shareholder Letter 18

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands) Three Months Ended March 31, 2024 2023 Cash flows from operating activities Net loss $ (133,936) $ (205,677) Adjustments to reconcile net loss to net cash used in operating activities: Provision for credit losses 122,443 66,438 Amortization of premiums and discounts on loans, net (49,704) (34,615) Gain on sales of loans (40,183) (32,813) Gain on extinguishment of debt (5,359) (89,841) Changes in fair value of assets and liabilities 1,267 1,018 Amortization of commercial agreement assets 15,855 21,088 Amortization of debt issuance costs 6,130 11,446 Amortization of discount on securities available for sale (9,158) (8,788) Commercial agreement warrant expense 95,973 93,922 Stock-based compensation 77,075 106,789 Depreciation and amortization 37,012 47,469 Other 6,514 (842) Change in operating assets and liabilities: Purchases of loans held for sale (891,473) (1,396,039) Proceeds from the sale of loans held for sale 900,864 1,409,577 Accounts receivable, net 10,721 61,632 Other assets 99,850 10,435 Accounts payable (24,581) 480 Payable to third-party loan owners (4,837) (83,191) Accrued interest payable 650 2,125 Accrued expenses and other liabilities (6,971) (34,888) Net cash provided by (used in) operating activities 208,152 (54,275) Cash flows from investing activities Purchases and origination of loans held for investment (5,223,719) (3,086,832) Proceeds from the sale of loans held for investment 1,203,078 390,907 Principal repayments and other loan servicing activity 3,777,977 2,570,743 Acquisition, net of cash and restricted cash acquired — (16,051) Additions to property, equipment and software (46,476) (30,516) Purchases of securities available for sale (267,920) (460,632) Proceeds from maturities and repayments of securities available for sale 409,846 329,636 Other investing cash inflows/(outflows) 459 1,787 Net cash used in investing activities (146,755) (300,958) Cash flows from financing activities Proceeds from funding debt 2,385,363 1,681,074 Payment of debt issuance costs (2,908) (12,634) Principal repayments of funding debt (2,673,508) (2,048,075) Extinguishment of convertible debt (25,560) (206,567) Proceeds from issuance of notes and residual trust certificates by securitization trusts 500,000 500,000 Principal repayments of notes issued by securitization trusts — (25,251) Proceeds from exercise of common stock options and warrants and contributions to ESPP 1,154 663 Payments of tax withholding for stock-based compensation (72,512) (18,169) Net cash provided by (used in) financing activities 112,029 (128,959) Effect of exchange rate changes on cash, cash equivalents and restricted cash (1,713) 891 Net increase (decrease) in cash, cash equivalents and restricted cash 171,713 (483,301) Cash, cash equivalents and restricted cash, beginning of period 1,447,978 1,864,793 Cash, cash equivalents and restricted cash, end of period $ 1,619,691 $ 1,381,492 FQ3’24 Shareholder Letter 19

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) Three Months Ended March 31, 2024 2023 Supplemental disclosures of cash flow information Cash payments for interest expense $ 86,047 $ 49,023 Cash paid for operating leases 3,696 84 Cash paid for income taxes 17 166 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software $ 30,981 $ 19,113 FQ3’24 Shareholder Letter 20

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating income (loss), adjusted operating margin, non-GAAP general and administrative expense, non-GAAP Technology and data analytics expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
	(in thousands, except percent data)	
Operating expenses		
Loss on loan purchase commitment	$ 44,143	$ 31,224
Provision for credit losses	122,443	66,438
Funding costs	90,449	51,188
Processing and servicing	88,209	65,229
Transaction costs (Non-GAAP)	**$ 345,244**	**$ 214,079**
Technology and data analytics	124,828	161,792
Sales and marketing	132,950	140,942
General and administrative	128,721	139,266
Restructuring and other	5,203	34,934
Total operating expenses	**$ 736,946**	**$ 691,013**
Total revenue	$ 576,157	$ 380,978
Less: Transaction costs (Non-GAAP)	(345,244)	(214,079)
Revenue less transaction costs (Non-GAAP)	**$ 230,913**	**$ 166,899**
Operating income (loss)	**$ (160,789)**	**$ (310,035)**
Add: Depreciation and amortization	45,189	46,068
Add: Stock-based compensation included in operating expenses	77,075	106,789
Add: Enterprise warrant and share-based expense	111,829	112,961
Add: Other costs [3]	—	2,858
Add: Restructuring and other	5,203	34,934
Adjusted operating income (loss) (Non-GAAP)	**$ 78,506**	**$ (6,425)**
Divided by: Total revenue, net	$ 576,157	$ 380,978
Adjusted operating margin (Non-GAAP)	**13.6 %**	**(1.7)%**
General and administrative expense	**$ 128,721**	**$ 139,266**
Less: Depreciation and amortization included in general and administrative expense	(606)	(911)
Less: Stock-based compensation included in general and administrative expense	(51,947)	(54,789)
Less: Other costs included in general and administrative expense	—	(2,858)
Non-GAAP General and administrative expense	**$ 76,168**	**$ 80,708**
Technology and data analytics expense	**$ 124,828**	**$ 161,792**
Less: Depreciation and amortization included in technology and data analytics expense	(43,841)	(39,167)
Less: Stock-based compensation included in technology and data analytics expense	(21,105)	(45,040)
Non-GAAP Technology and data analytics expense	**$ 59,882**	**$ 77,585**
Sales and marketing expense	**$ 132,950**	**$ 140,942**
Less: Depreciation and amortization included in sales and marketing expense	(683)	(5,890)
Less: Stock-based compensation included in sales and marketing expense	(3,858)	(5,840)
Less: Enterprise warrant and share-based included in sales and marketing expense	(111,829)	(112,961)
Non-GAAP Sales and marketing expense	**$ 16,580**	**$ 16,251**

	March 31, 2024	June 30, 2023	March 31, 2023
		(in thousands)	
Loans held for investment	$ 5,461,407	$ 4,402,962	$ 3,775,542
Add: Loans held for sale	127	76	122
Less: Funding debt	(1,613,272)	(1,764,812)	(1,514,120)
Less: Notes issued by securitization trusts	(3,240,871)	(2,165,577)	(1,788,853)
Equity capital required (Non-GAAP)	**$ 607,391**	**$ 472,649**	**$ 472,691**

[3] Other costs consist of expenses incurred in the period associated with the Company's acquisitions, impairment charges, and exit and disposal costs affirm FQ3'24 Shareholder Letter 21

SUPPLEMENTAL DELINQUENCY INFORMATION Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2018 3.9% 3.8% 2.9% 2.6% FY 2019 2.9% 2.5% 2.0% 1.9% FY 2020 2.5% 2.1% 1.9% 1.1% FY 2021 0.8% 0.8% 0.7% 0.9% FY 2022 1.5% 1.6% 2.1% 2.1% FY 2023 2.7% 2.4% 2.3% 2.1% FY 2024 2.4% 2.4% 2.3% 60+ Day Delinquencies FY 2018 2.3% 2.2% 1.7% 1.4% FY 2019 1.6% 1.4% 1.2% 1.1% FY 2020 1.4% 1.2% 1.1% 0.8% FY 2021 0.5% 0.4% 0.4% 0.5% FY 2022 0.9% 0.9% 1.2% 1.2% FY 2023 1.6% 1.5% 1.4% 1.2% FY 2024 1.4% 1.4% 1.4% 90+ Day Delinquencies FY 2018 1.0% 1.0% 0.8% 0.6% FY 2019 0.8% 0.7% 0.5% 0.5% FY 2020 0.6% 0.6% 0.5% 0.4% FY 2021 0.2% 0.2% 0.2% 0.2% FY 2022 0.4% 0.4% 0.5% 0.5% FY 2023 0.7% 0.7% 0.6% 0.5% FY 2024 0.7% 0.7% 0.6% Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2018 4.0% 3.8% 3.2% 2.9% FY 2019 3.3% 3.2% 2.7% 2.6% FY 2020 3.2% 2.9% 2.8% 1.8% FY 2021 1.4% 1.3% 1.2% 1.3% FY 2022 2.1% 2.1% 2.7% 2.5% FY 2023 3.2% 2.7% 2.5% 2.3% FY 2024 2.5% 2.5% 2.4% 60+ Day Delinquencies FY 2018 2.3% 2.2% 1.8% 1.6% FY 2019 1.9% 1.8% 1.6% 1.5% FY 2020 1.8% 1.7% 1.6% 1.3% FY 2021 0.8% 0.7% 0.7% 0.7% FY 2022 1.2% 1.2% 1.6% 1.4% FY 2023 1.9% 1.6% 1.5% 1.3% FY 2024 1.5% 1.5% 1.4% 90+ Day Delinquencies FY 2018 1.1% 1.0% 0.9% 0.7% FY 2019 0.9% 0.9% 0.7% 0.6% FY 2020 0.8% 0.8% 0.7% 0.6% FY 2021 0.4% 0.3% 0.3% 0.3% FY 2022 0.6% 0.6% 0.6% 0.6% FY 2023 0.9% 0.8% 0.7% 0.6% FY2024 0.7% 0.7% 0.7% Monthly Installment Loan (ex-Peloton) Monthly Installment Loan FQ3’24 Shareholder Letter 22